Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee, Board of Directors and

Shareholders of Foundation Healthcare, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Foundation Healthcare, Inc. of our report dated March 31, 2014, with respect to the consolidated balance sheets of Foundation Healthcare, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, which report appears in the December 31, 2013 annual report on Form 10-K of Foundation Healthcare, Inc.

/s/ Hein & Associates LLP

Denver, Colorado
November 19, 2014